UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 21, 2009 (May 18, 2009)

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace
Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 18, 2009, Accuray Incorporated (the “Company”) entered into an employment letter with Darren Milliken, pursuant to which he agreed to serve as the Company’s Senior Vice President, General Counsel and Corporate Secretary, effective as of May 6, 2009.

There is no other arrangement or understanding pursuant to which Mr. Milliken was appointed as Senior Vice President, General Counsel and Corporate Secretary.  Mr. Milliken has no familial relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

The employment letter has a two year term, which commences on May 6, 2009.  Following expiration of the term of the employment letter (the “Expiration Date”), the provisions contained therein, with the exception of provisions relating to a change of control of the Company, shall have no further force or effect, and Mr. Milliken’s employment will continue to be at will.  Pursuant to the terms of the employment letter, Mr. Milliken is entitled to receive an initial annual base salary of $235,000 per year and is eligible to participate in our executive bonus plan under which he may earn annual incentive bonuses targeted at 50% of his base salary based upon the attainment of performance criteria established and evaluated by the Compensation Committee of the Board of Directors.  In addition, the Company will recommend to the Compensation Committee of the Board of Directors that Mr. Milliken be granted an option to purchase twenty-five thousand (25,000) shares of Company common stock at a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, as determined in accordance with the Accuray Incorporated 2007 Incentive Award Plan.   If granted, the option will vest and become exercisable over a four (4) year period, with 1/48th of the shares subject thereto vesting in equal monthly installments on each monthly anniversary of the date of grant.

Under the employment letter, if prior to the Expiration Date, Mr. Milliken incurs a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h)), by reason of termination of his employment by us other than for “cause,” death or disability, or by Mr. Milliken for “good reason,” as each term is defined in the employment letter, and provided that he executes a general release of claims in a form prescribed by the Company, then no later than twenty-one (21) days after the “Separation Date,” as such term is defined in the employment letter, the Company will pay Mr. Milliken a severance payment in an amount equal to six months of his annual base salary then in effect.  In addition, we will pay for six months of COBRA continuation coverage for Mr. Milliken and his partner and children if he elects such coverage upon such a termination, but in no event for longer than the period of time during which he would be entitled to continuation coverage under Section 4980B of the Code.

Under the employment letter, in the event a “change in control” of our Company (as defined in the employment letter) occurs within the first three years of Mr. Milliken’s employment, and within the 12 month period following the change in control Mr. Milliken incurs a separation from service by reason of termination of his employment without “cause” or by Mr. Milliken for “good reason,” and provided that he executes a general release of claims in a form prescribed by the Company, then no later than thirty days after the Separation Date, the Company will pay Mr. Milliken a severance payment in an amount equal to the sum of (i) 24 months of his annual base salary as in effect immediately prior to the Separation Date, (ii) 100% of his target annual bonus for the fiscal year in which the separation from service occurs.  In addition, we will pay for 24 months of COBRA continuation coverage for Mr. Milliken and his spouse and children if he elects such coverage upon such a termination, but in no event for longer than the period of time during which he would be entitled to continuation coverage under Section 4980B of the Code.  In addition, each of Mr. Milliken’s then outstanding options to purchase shares of the Company’s common stock shall become fully vested and exercisable immediately prior to the Separation Date.  The Company will also provide Mr. Milliken with outplacement assistance in accordance with its then current policies and practices with respect to outplacement assistance for other similarly situated executives of the Company.  The foregoing benefits and payments may be subject to a delay of up to six months as necessary to avoid the imposition of additional tax under Section 409A of the Code.  In addition, if any payments or benefits payable to Mr. Milliken under the employment letter or otherwise would be subject to the excise tax under Section 4999 of the Code, such payments and/or benefits will be reduced to the extent necessary so that no amount will be subject to such excise tax, provided that such reduction will only occur if Mr. Milliken will be in a more favorable after-tax position than if no such reduction was made.

The employment letter also provides for certain restrictive covenants by Mr. Milliken, including a confidentiality covenant that will apply during his employment with our Company and thereafter, a non-solicitation covenant for the duration of his employment and one year thereafter, and a non-competition covenant for the duration of his employment.

The Company will file the employment letter as an exhibit to its annual report on Form 10-K for the year ended June 27, 2009.  The description set forth in this Item 1.01 is a summary and is therefore qualified in its entirety by the complete text of the employment letter when filed.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: May 21, 2009	By:	/s/ Darren J. Milliken
Darren J. Milliken
Senior Vice President, General Counsel